Exhibit 21

LCNB CORP. SUBSIDIARIES

Lebanon Citizens National Bank, a national banking association headquartered in Lebanon, Ohio.

Dakin Insurance Agency, Inc., an independent insurance agency headquartered in Lebanon, Ohio.